UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2010

GENERAL METALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Sierra Rose Drive Suite 1, Reno NV 89511	(775) 583-4636
(Address of principal executive offices and Zip Code)	Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

    On January 28, 2010, Stephen Parent resigned as president, chief executive officer and as a director of our company.  Mr. Parent has been appointed to our company’s advisory board.  In connection with the resignation of Mr. Parent, Robert Carrington was appointed interim president and as a director of our company.

    During his career, Mr. Carrington has worked throughout North, Central and South America, Australia, the Caribbean Basin and Fiji. He began his career as an underground mine geologist at the Independence Mine in the Battle Mountain District of Nevada and was later Chief Geologist at the New Savage Mine in Virginia City, Nevada, a combined underground and open pit mining and milling operation. More recently, he was actively involved in the definition, design, permitting and operation of the

    Lucerne (1993) and the Billie the Kid (2003) open pit – heap leach gold - silver mines near Virginia City, Nevada and was a consultant to Santa Fe Minerals Co. during the discovery and delineation of the Rabbit Creek Mine, now the Twin Creeks Mine operated by Newmont Gold.

    Mr. Carrington has held executive positions in many public and private companies during his career.  Most recently he was CEO and Director of Gold Canyon Resources Inc. He currently is President and Director of Colombian Mines Corporation a TSX.V listed junior company active in Colombia, and serves on the Advisory Board of General Metals Corporation a US listed exploration and development company.

    Mr. Carrington is a principal of Gold Range Company, which own royalties on the Company’s Independence Property in Nevada.

    Our board of directors consist of Robert G. Carrington, Daniel J. Forbush, Larry Max Bigler and David J. Salari.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION

Date February 10, 2010	By:	/s/ Robert Carrington
Name Robert Carrington
Title Interim President